As filed with the Securities and Exchange Commission on November 5, 2014

Registration No. 333-_______

==========================================================================================================

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RING ENERGY, INC.

(Exact name of registrant as specific in its charter)

Nevada	1311	90-0406406
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification NO.)

200 N. Loraine Street, Suite 1245

Midland, Texas 79701

(432) 682-7464

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William R. Broaddrick

Chief Financial Officer

6555 S. Lewis Ave, Suite 200

Tulsa, OK  74136

(918) 499-3880

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Jones

Allison D. Jones

Jason C. Nelson

Burleson LLP

700 Milam Street, Suite 1100

Houston, Texas 77002

(713) 358-1791 (Phone)  *  (713) 358-1717 (Fax)

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective until such time that all of the shares being offered hereunder have been sold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer        .

Accelerated filer        .

Non-accelerated filer      X .

Smaller reporting company        .

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this Registration Statement relates to shares registered in the Registrant’s registration statement on Form S-1 (File No. 333-191483 and File No. 333-197359).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 relates to Ring Energy, Inc.’s Registration Statement on Form S-1 (File No. 333-191483) and Registration Statement on Form S-1 (File No. 333-197359) (collectively, the “Registration Statements”).

On September 30, 2013, Ring Energy, Inc. (“Ring”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-191483), which was subsequently amended by Amendment No. 1 on January 24, 2014 and Amendment No. 2 on February 3, 2014, and declared effective on February 6, 2014  (as amended, the “February 2014 Form S-1”).  The February 2014 Form S-1 was filed to register the resale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to 3,528,580 outstanding shares of the common stock, $.001 par value, of Ring (“Common Stock”).

On July 10, 2014, Ring filed with the SEC a registration statement on Form S-1 (File No. 333-197359), which was subsequently amended by Amendment No. 1 on August 20, 2014, and declared effective on September 3, 2014 (“September 2014 Form S-1”). The September 2014 Form S-1 was filed to register the resale from time to time by selling stockholders identified in this prospectus or a supplement thereto of up to 2,000,0001 shares of Ring’s Common Stock.

This Post-Effective Amendment No. 1 on Form S-3 (this “Amendment”) is being filed by Ring to convert the February 2014 Form S-1 and September 2014 Form S-1 into a registration statement on Form S-3.  This Amendment also contains an updated prospectus.  All filing fees payable in connection with the registration of shares covered this Amendment were paid by Ring at the time of the initial filing of the Registration Statements.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THE COMPANY NOR ANY SELLING STOCKHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated November __, 2014

PROSPECTUS

1,534,204 Shares

RING ENERGY, INC.

Common Stock

The Selling Stockholders identified in this prospectus, including their donees, pledgees, transferees or other successors-in-interests (the “Selling Stockholders”), may offer and sell from time to time up to 1,534,204 outstanding shares (the “Resale Shares”) of the common stock, $.001 par value, of Ring Energy, Inc., a Nevada corporation (“Common Stock”).

Certain of the Selling Stockholders may be deemed affiliates of the Company.  The Selling Stockholders are offering the Resale Shares. Because all of the shares being offered under this prospectus are Resale Shares being offered by Selling Stockholders, we cannot currently determine the price or prices at which our Common Stock may be sold under this prospectus.  Any Selling Stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agents or as principals or by a combination of such methods of sale. The Selling Stockholders will receive all proceeds from such sales of the Resale Shares. For additional information on the methods of sale of the Resale Shares, you should refer to the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of any Resale Shares sold by the Selling Stockholders.

Our Common Stock is traded on the NYSE MKT under the symbol “REI”. On October 30, 2014, the last reported sales price of our Common Stock was $15.89 per share.

We are located at 200 N. Lorraine Street, Suite 1245, Midland, Texas 79701. Our telephone number is (432) 682-7464.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 11 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. Neither we nor any of the Selling Stockholders may sell the securities until the registration statement, of which this prospectus forms a part, is filed with the Securities and Exchange Commission and is effective.  This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

The date of this prospectus is ___________, 2014

You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the Resale Shares to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUMMARY

This summary contains basic information about us and the resale of the securities being offered by the Selling Stockholders.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes to the financial statements, before making an investment decision.  This summary is qualified in its entirety by the more detailed information and the financial statements and related notes.

Unless the context otherwise requires, references in this prospectus to “Ring,” “we,” “us,” the “Company,” “our” or “ours” refer to Ring Energy, Inc. and its subsidiary.

Ring Energy, Inc.

Overview

Ring is a Midland-based exploration and production company that is engaged in oil and natural gas acquisition, exploration, development and production activities. Our exploration and production interests are currently focused in Texas and Kansas. The Company takes a conventional approach to its drilling program and seeks to develop its traditional core areas, as well as look for new growth opportunities.

The Company’s primary drilling operations target the Central Basin Platform in Andrews County and Gaines County, Texas. As of December 31, 2013, Ring had 14,375 gross (8,949 net) acres in those counties.  The Company also has 16,997 gross (14,232 net) acres in Kansas targeting the Mississippi Lime play. The acreage is located in Gray, Finney and Haskell counties.  On October 16, 2013, Ring entered into a joint development agreement with Torchlight Energy Resources, Inc., to develop its Kansas leasehold. The Company will continue to operate the acreage and Torchlight Energy Resources, Inc., will earn an equal share in the leasehold after fulfilling the agreed upon drilling carry obligation of $6 million (the “Development Agreement”). Ring plans to drill ten vertical wells pursuant to the Development Agreement.

As of December 31, 2013, Ring’s proved reserves were 7.3 million BOE (barrel of oil equivalent). Effectively 100% of its reserves (based on the estimates above) relate to properties located in Texas. The Company’s proved reserves are oil-weighted with 94% of proved reserves consisting of oil and 6% consisting of natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.”

Production for the quarter ended June 30, 2014, was approximately 119,723 BOE, as compared to production of 15,443 BOE for the quarter ended June 30, 2013, a 675% increase in BOE.  The stated production amount reflects only the oil and gas that was produced and shipped prior to the end of the quarter. Any oil and gas produced in the second quarter but still held on site after June 30, 2014, will be credited in the third quarter.

Ring believes that there is significant value to be created by drilling the identified undeveloped opportunities on its Texas properties. As of June 30, 2014, Ring owned interests in a total of 5,467 gross (3,537 net) developed acres and 15,280 gross (9,848 net) undeveloped acres in Texas. Ring has 192 identified proven vertical drilling locations based on the reserve report as of December 31, 2013, and an additional 1,171 identified potential vertical drilling locations based on 10-acre downspacing. Ring believes there is further downspacing opportunity based on results of neighboring operators which would add additional drilling locations to existing acreage. Ring intends to grow its reserves and production through development, drilling, exploitation and exploration activities on this multi-year project inventory of identified potential drilling locations and through acquisitions that meet the Company’s strategic and financial objectives, targeting oil-weighted reserves. Ring has identified 23 wells that are suitable candidates for re-stimulation, providing attractive returns with lower upfront costs. Ring will continue to develop its Kansas acreage through the Development Agreement with Torchlight Energy Resources, Inc. The drilling carry will cover the drilling expenses for approximately the first ten wells.

Ring’s Business Strategy

•

Growing production and reserves by developing our oil-rich resource base.  Ring intends to actively drill and develop its acreage base in an effort to maximize its value and resource potential.  Ring’s portfolio of proved oil and natural gas reserves consists of 94% oil and 6% natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.” Through the conversion of undeveloped reserves to developed reserves, Ring will seek to increase production, reserves and cash flow while gaining favorable returns on invested capital.

Through December 31, 2013, we increased our proved reserves to approximately 7.3 million BOE (barrel of oil equivalent).  As of December 31, 2013, our estimated proved reserves had a pre-tax PV10 (present value of future net revenues before income taxes discounted at 10%) of approximately $198.4 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $133.9 million.  The difference between these two amounts is the effect of income taxes.  The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which we believe is useful to those who may review this Annual Report when comparing our asset base and performance to other comparable oil and gas exploration and production companies.  We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013, and we intend to continually actively drill and develop our acreage in an effort to maximize shareholder value.

•

Employ industry leading drilling and completion techniques. Ring’s executive team, which has over 100 years combined experience in the oil and gas industry, intends to utilize new and innovative technological advancements and careful geological evaluation in reservoir engineering to generate value for its stockholders and to build development opportunities for years to come. Improved efficiency through employing technological advancements can provide a significant benefit in a continuous drilling program such as the one Ring contemplates for its current inventory of drilling locations. Additionally, Ring believes that the experience of its executive team will help reduce the time and cost associated with drilling and completing both conventional and horizontal wells, while potentially increasing recovery.

•

Pursue strategic acquisitions with exceptional upside potential.  Ring has a history of acquiring leasehold positions that it believes to have substantial resource potential and to meet its targeted returns on invested capital. Ring has historically pursued acquisitions of properties that it believes to have exploitation and development potential comparable to its existing inventory of drilling locations.  The Company has developed and refined an acquisition program designed to increase reserves and complement existing core properties.  Ring’s experienced team of management and engineering professionals identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties. Management intends to continue to pursue strategic acquisitions that meet the Company’s operational and financial targets. The executive team, with its extensive experience in the Permian Basin, has many relationships with operators and service providers in the region.  Ring believes that leveraging its contacts will be a competitive advantage in identifying acquisition targets.  Management’s proven ability to evaluate resource potential will allow Ring to successfully acquire acreage and bring out more value in the assets.

Ring’s Strengths

•

High quality asset base in one of North America’s leading resource plays .. Ring’s acreage in the Permian Basin is all located in Andrews and Gaines Counties, which is in the heart of the Central Basin Platform. The Central Basin Platform is a NW-trending uplifted basement block that separates the Midland Basin (to the east) from the Delaware Basin (to the west). As of June 30, 2014, Ring has drilled 100 wells on its acreage and re-stimulated 23 existing wells. Production for the three months ended June 30, 2014, was 99% oil and 1% natural gas.  As of December 31, 2013, estimated net proved reserves were comprised of approximately 94% oil and 6% natural gas, which allow the Company to benefit from the currently more favorable pricing of oil as compared to natural gas.

•

De-risked Permian acreage position with multi-year vertical drilling inventory .. As of June 30, 2014, Ring has drilled 100 gross operated wells across its leasehold position with a 100% success rate. The Company has also re-stimulated 23 existing wells with attractive well economics. Ring has identified a multi-year inventory of potential drilling locations that will drive reserves and production growth and provide attractive return opportunities. As of December 31, 2013, Ring has 192 identified proven vertical drilling locations in its proved undeveloped reserves. It believes it has an additional 1,171 potential locations based on 10-acre downspacing. The Company views this drilling inventory as de-risked because of the significant production history in the area and well-established industry activity surrounding the acreage.

•

Experienced and proven management team focused on the Permian Basin .. The executive team has an average of approximately 22 years of industry experience per person, most of which has been focused in the Permian Basin. The Company believes its management and technical team is one of the principal competitive strengths due to the team’s proven ability to identify and integrate acquisitions, focus on cost efficiencies while managing a large-scale development program and disciplined allocation of capital to high-returning projects.  Chief Executive Officer Kelly Hoffman has had a successful career in the Permian Basin since 1975 when he started with Amoco Production Company and found further success in West Texas when he co-founded AOCO.  In addition, Chairman of the Board, Lloyd T. Rochford, and Director, Stanley M. McCabe, formed Arena Resources, Inc. (“Arena”) in 2001, which operated in the same proximate area as Ring’s Andrews and Gaines County acreage.  Arena eventually sold to SandRidge Energy, Inc., in July 2010 for $1.6 billion.  Ring’s management team aims to execute a similar growth strategy and development plan by leveraging its industry relationships and significant operational experience in these regions.

•

Concentrated acreage position with high degree of operational control .. Ring operates approximately 99% of its Permian Basin and Kansas acreage positions. The operating control allows Ring to implement and benefit from its strategy of enhancing returns through operational and cost efficiencies. Additionally, as the operator of substantially all of acreage, Ring retains the ability to adjust its capital expenditures based on well performance and commodity price forecasts.

Recent Developments

On February 27, 2014, Ring completed an acquisition of certain assets pursuant to its previously announced Purchase and Sale Agreement, for a purchase price of approximately $6.51 million in cash. The assets acquired by Ring pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,576 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to Ring’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

On June 18, 2014, we closed our offering of 2,000,001 shares of our Common Stock, for gross proceeds of $30,000,015 (the “June 2014 Private Placement”). Offering costs, including sales commissions, for the June 2014 Private Placement totaled $1,334,884. The shares were placed by SunTrust Robinson Humphrey, Inc., acting as lead placement agent and Global Hunter Securities, LLC, acting as co-placement agent in the transaction. These shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. Each of the investors in this offering was an accredited investor as defined in Regulation D. Each investor delivered appropriate investment representations with respect to their investment, including their status as “accredited investors”. The Resale Shares are being registered with the SEC to fulfill Ring’s commitment to register such shares in connection with the June 2014 Private Placement.

On July 1, 2014, the Company entered into a Credit Agreement with SunTrust Bank, as lender, issuing bank and administrative agent for several banks and other financial institutions and lenders (the “Credit Facility”).  The Credit Facility provides for a senior secured revolving credit facility with a maximum borrowing amount of $150 million and an initial borrowing base of $40 million, which is subject to periodic redeterminations, mandatory reductions and further adjustments from time to time.  The Credit Facility matures on July 1, 2019, and is secured by substantially all of the Company’s assets.  As of August 13, 2014, no amount was outstanding on the Credit Facility. Upon entering into this Credit Facility, the Company terminated its prior credit facility with The F&M Bank and Trust Company and has paid off all amounts outstanding under such credit facility.

Historical Background

Ring was originally organized under the name of Blanca Corp. in the State of Nevada on July 30, 2004.  The name of the corporation was changed of record to Transglobal Mining Corp. on April 8, 2007.  The initial purpose of the corporation was to engage in mining development operations within the United States and Canada.

On March 21, 2008, the corporation was acquired by a new majority group of stockholders.  At the time of the closing of the majority share acquisition, the corporation divested itself of all mining-related assets and liabilities.  On or about March 20, 2008, the corporation changed its name of record in Nevada to Ring Energy, Inc., and the purpose of the corporation changed to focus on the acquisition and development of oil and gas properties and the marketing of oil and gas products derived from those properties.  In connection with the closing, the corporation approved, by majority stockholder consent resolution, a reverse split of eighteen-to-one (18:1) of its issued shares, decreasing the issued and outstanding shares.

On June 28, 2012, Ring completed the acquisition of Stanford Energy, Inc. (“Stanford”) through the closing of a stock-for-stock exchange agreement dated May 3, 2012.  As a result, Stanford’s stockholders obtained control of Ring under current accounting guidance. Since the Stanford stockholders obtained a controlling interest in Ring’s Common Stock and stock options, Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split.

On May 23, 2011, prior to Ring’s acquisition of Stanford, Stanford acquired developed and undeveloped properties referred to as the “Fisher I Property.”  The Fisher I Property represents Stanford’s predecessor under Rule 405 of Regulation C of the Securities Act of 1933, as amended, as the Fisher I Property was Stanford’s first significant interest in producing oil and natural gas properties and Stanford’s own operations before the acquisition were insignificant relative to the operations acquired.  In that regard, upon consummation of the acquisition, the historical financial statements of the Fisher I Property became the historical financial statements of Ring.

On June 28, 2013, we completed an offering of 3,528,580 shares of Common Stock at $5.50 per share, aggregating $19,407,190 (the “June 2013 Private Placement”). These shares were issued without registration under the Securities Act, by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. Each of the 187 investors in this offering was an accredited investor as defined in Regulation D. Each investor delivered appropriate investment representations with respect to their investment, including their status as “accredited investors”. The Resale Shares are being registered with the SEC to fulfill Ring’s commitment to register such shares in connection with the June 2013 Private Placement.  The June 2013 Private Placement and June 2014 Private Placement are collectively referred to herein as the “Private Placements.”

Corporate Information

Our principal executive offices are located at 200 N. Loraine Street, Suite 1245, Midland, Texas 79701, and our telephone number is (432) 682-7464.  Our Internet website can be found at www.ringenergy.com.  Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 will be available through our Internet website as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.  The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus except for the reports described below that are incorporated by reference in this prospectus.

THE OFFERING

The following is a summary of the shares being offered by the Selling Stockholders.

Common Stock Offered by Selling Stockholders	1,534,204 shares
Common Stock Outstanding as of October 30, 2014	25,725,001 shares
Use of Proceeds	The Selling Stockholders shall receive the proceeds from the sale of the Resale Shares. Ring will receive no proceeds from the sale of the Resale Shares by the Selling Stockholders.
NYSE MKT Trading Symbol	REI
Offering Price	The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices at their discretion.
Dividend Policy	Ring does not anticipate paying dividends on the Common Stock in the foreseeable future.
Risk Factors	Investing in the Common Stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning page 11 of this prospectus.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before investing in our Common Stock.  If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading prices of the Common Stock could decline and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry and Our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•

changes in global supply and demand for oil and natural gas;

•

the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•

the price and quantity of imports of foreign oil and natural gas;

•

political conditions, including embargoes, in or affecting other oil-producing activity;

•

the level of global oil and natural gas exploration and production activity;

•

the level of global oil and natural gas inventories;

•

weather conditions;

•

technological advances affecting energy consumption; and

•

the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A substantial percentage of our proven properties are undeveloped; therefore the risk associated with our success is greater than would be the case if the majority of our properties were categorized as proved developed producing.

Because a substantial percentage of our proven properties are proved undeveloped (approximately 78%) or proved developed behind pipe (approximately 12%), we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

While our current business plan is to fund the development costs with cash flow from our other producing properties, if such cash flow is not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control; including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves” (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•

delays imposed by or resulting from compliance with regulatory requirements;

•

pressure or irregularities in geological formations;

•

shortages of or delays in obtaining equipment and qualified personnel;

•

equipment failures or accidents;

•

adverse weather conditions;

•

reductions in oil and natural gas prices;

•

title problems; and

•

limitations in the market for oil and natural gas.

If our assessments of recently purchased properties are materially inaccurate, it could have significant impact on future operations and earnings.

We have aggressively expanded our base of producing properties. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•

the amount of recoverable reserves;

•

future oil and natural gas prices;

•

estimates of operating costs;

•

estimates of future development costs;

•

estimates of the costs and timing of plugging and abandonment; and

•

potential environmental and other liabilities.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. As noted previously, we plan to undertake further development of our properties through the use of cash flow from existing production. Therefore, a material deviation in our assessments of these factors could result in less cash flow being available for such purposes than we presently anticipate, which could either delay future development operations (and delay the anticipated conversion of reserves into cash), or cause us to seek alternative sources to finance development activities.

Decreases in oil and natural gas prices may require us to take write-downs of the carrying values of our oil and natural gas properties, potentially requiring earlier than anticipated debt repayment and negatively impacting the trading value of our securities.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. Because our properties serve as collateral for advances under our existing credit facility, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. A write-down could also constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.

In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our reported proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities. These factors could also result in the acceleration of debt repayment and a reduction in our borrowing base under our credit facility.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation, ranging from prospects that are currently being drilled, to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage of our proved reserves is currently proved undeveloped reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

We cannot control the development of the properties we do not operate, which may adversely affect our production, revenues and results of operations.

We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of our drilling and development activities on those properties depend upon a number of factors outside of our control, including:

•

the timing and amount of capital expenditures;

•

the operators’ expertise and financial resources;

•

the approval of other participants in drilling wells; and

•

the selection of suitable technology.

As a result of any of the above or an operator’s failure to act in ways that are in our best interest, our allocated production revenues and results of operations could be adversely affected.

We could suffer the loss of all or part of the expenses that we prepay to the operators of our properties.

We may be required prepay to the operators of our properties our contractual share of acreage, geophysical and geological costs and other up-front expenses, and drilling and completion costs, on a well-by-well basis. Once a prepayment is made, the operator is under no requirement to keep such funds segregated from funds received by other working interest owners. As a result of any prepayment, we would become a general unsecured creditor of the operator and, therefore, could suffer the loss of all or part of the amount prepaid in the event that an operator has financial difficulties, liens are placed against the operator’s assets or the operator files for bankruptcy.

We are not insured against all risks and may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•

environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•

abnormally pressured formations;

•

mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•

fires and explosions;

•

personal injuries and death; and

•

natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•

discharge permits for drilling operations;

•

drilling bonds

•

reports concerning operations;

•

the spacing of wells;

•

unitization and pooling of properties; and

•

taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

The oil and natural gas business generally, and our operations specifically, are subject to certain operating hazards such as:

•

accidents resulting in serious bodily injury and the loss of life or property;

•

liabilities from accidents or damage by our equipment;

•

well blowouts;

•

cratering (catastrophic failure);

•

explosions;

•

uncontrollable flows of oil, natural gas or well fluids;

•

abnormally pressurized formations;

•

fires;

•

reservoir damage;

•

oil spills;

•

pollution and other damage to the environment; and

•

releases of toxic gas.

In addition, our operations are susceptible to damage from natural disasters such as flooding or tornados, which involve increased risks of personal injury, property damage and marketing interruptions. The occurrence of one of these operating hazards may result in injury, loss of life, suspension of operations, environmental damage and remediation and/or governmental investigations and penalties. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration and development, or could result in a loss of our properties. In addition, pollution and environmental risks generally are not fully insurable.

If a significant accident or other event occurs and is not fully covered by insurance, it could materially adversely affect our financial condition, results of operations and cash flows.

Our insurance might be inadequate to cover our liabilities. Insurance costs are expected to continue to increase over the next few years, and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability, and the damages are not covered by insurance or are in excess of policy limits, then our business, results of operations and financial condition may be materially adversely affected.

If our indebtedness increases, it could reduce our financial flexibility.

On July 1, 2014, the Company entered into the Credit Facility with SunTrust Bank.  The Credit Facility provides for a senior secured revolving credit facility with a maximum borrowing amount of $150 million and an initial borrowing base of $40 million, which is subject to periodic redeterminations, mandatory reductions and further adjustments from time to time.  As of October 30, 2014, no amount was outstanding on the Credit Facility.  The Credit Facility matures on July 1, 2019.

If in the future we utilize our credit facility, the level of our indebtedness could affect our operations in several ways, including the following:

•

a significant portion of our cash flow could be used to service the indebtedness;

•

a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•

the covenants contained in our credit facility limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments; and

•

a high level of debt could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

In addition, the bank borrowing bases under our credit facility is subject to semi-annual redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Our credit facility contains various covenants that limit our management’s discretion in the operation of our business and can lead to an event of default that may adversely affect our business, financial condition and results of operations.

The operating and financial restrictions and covenants in our credit facility, to the extent drawn upon, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our credit facility contains various covenants that restrict our ability to, among other things, incur liens, incur additional indebtedness, enter into mergers, sell assets, make investments and pay dividends. Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants required by the credit facility.

We are presently a small company with limited resources and personnel making it difficult to establish a comprehensive system of internal controls without more personnel or external assistance.

Effective internal control, particularly those related to revenue recognition, are necessary for use to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent financial fraud, our brand and operating results could be harmed.  We may in the future discover areas of our internal controls that need improvements.  We cannot be certain that the measures that we have in place will ensure that we implement and maintain controls over our financial processes and reporting in the future.  Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  Inferior internal controls could also lead to misinformation being disseminated to the public, which could have a negative effect on our company and the trading price of our stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S generally accepted accounting principles.  A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

If we are unable to successfully implement and maintain effective internal controls over financial reporting, we risk being unable to produce accurate and timely financial statements, and our stock price may be adversely affected as a result.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and income.

Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

Currently, the majority of our production is sold to marketers and other purchasers that have access to nearby pipeline facilities. However, as we begin to further develop our properties, we may find production in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute exploration plans on a timely basis and within budget.

We are highly dependent upon third-party services. The cost of oilfield services typically fluctuates based on demand for those services. There is no assurance that we will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration operations, which could have a material adverse effect on our business, financial condition or results of operations.

Hedging transactions may limit our potential gains.

In order to reduce commodity price uncertainty and increase cash flow predictability relating to the marketing of our crude oil and natural gas, we may enter into crude oil and natural gas price hedging arrangements with respect to a portion of our expected production. While intended to reduce the effects of volatile crude oil and natural gas prices, such transactions may limit our potential gains if crude oil and natural gas prices rise over the price established by the arrangements.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational and management resources. As we expand our activities, increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

We could lose leases on certain of our properties unless production is established and maintained on units containing the acreage or the leases are extended.

Oil and natural gas leases generally must be drilled before the end of the lease term or the leaseholder will lose the lease and any capital invested therein. In addition, leases may also be lost due to legal issues relating to the ownership of leases. Any delays in drilling or legal issues causing us to lose leases on properties could have a material adverse effect on our results of operations and reserve growth. If our leases expire, we will lose our right to develop such properties.

Our drilling plans are subject to change based upon various factors, including factors that are beyond our control. Such factors include drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals.

Our operations could be impacted by burdens and encumbrances on title to our properties.

Our leasehold acreage may be subject to existing oil and natural gas leases, liens for current taxes and other burdens, including other mineral encumbrances and restrictions customary in the oil and natural gas industry.  Such liens and burdens could materially interfere with the use or otherwise affect the value of such properties. Additionally, any cloud on the title of the working interests, leases and other rights owned by us could have a material adverse effect on our operations.

Our operations are subject to hazards inherent in the oil and natural gas industry.

Risks inherent to our industry include the potential for significant losses associated with damage to the environment. Equipment design or operational failures, or vehicle operator error can result in explosions and discharges of toxic gases, chemicals and hazardous substances, and, in rare cases, uncontrollable flows of natural gas or well fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of our business and/or the business or livelihood of third parties, damage to geologic formations, environmental media and natural resources, equipment and/or facilities and property. We may implement hydraulic fracturing in our operations, a process involving the injection of fluids — usually consisting mostly of water but typically including small amounts of several chemical additives — as well as sand in order to create fractures extending from the wellbore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. In addition, we use and generate hazardous substances and wastes in our operations and may become subject to claims relating to the release of such substances into the environment. In addition, some of our current properties are, or have been, used for industrial purposes, which could contain currently unknown contamination that could expose us to governmental requirements or claims relating to environmental remediation, personal injury and/or property damage. These conditions could expose us to liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages and could materially impair our profitability, competitive position or viability. Depending on the frequency and severity of such liabilities or losses, it is possible that our operating costs, insurability and relationships with employees and regulators could be materially impaired.

Federal and state legislative and regulatory initiatives as well as governmental reviews relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as adversely affect our level of production.

Hydraulic fracturing is a common and important practice that is used to stimulate production of hydrocarbons from tight formations. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. However, the Environmental Protection Agency (“EPA”) has asserted federal regulatory authority over certain hydraulic fracturing practices. If new laws or regulations that significantly restrict or regulate hydraulic fracturing are adopted, such legal requirements could cause project delays and make it more difficult or costly for us to perform fracturing to stimulate production from a formation. These delays or additional costs could adversely affect the determination of whether a well is commercially viable. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce in commercial quantities. In addition, a number of federal agencies are analyzing, or have been requested to review, a variety of environmental issues associated with hydraulic fracturing.

In addition, the U.S. Department of Energy is conducting an investigation into hydraulic fracturing practices the agency could recommend to better protect the environment from drilling using hydraulic fracturing completion methods. Also, the U.S. Department of the Interior is considering disclosure requirements or other mandates for hydraulic fracturing on federal lands. Additionally, certain members of Congress have called upon the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources; the SEC to investigate the natural gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural gas deposits in shales by means of hydraulic fracturing; and the U.S. Energy Information Administration to provide a better understanding of that agency’s estimates regarding natural gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the Safe Drinking Water Act (“SDWA”) or other regulatory mechanisms. Any additional regulations of hydraulic fracturing could result in increased operation costs, which could have a material adverse effect on our cash flows and financial condition.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of our officers, including Kelly Hoffman, our Chief Executive Officer; David Fowler; our President; Daniel Wilson, our Vice President of Operations; and William Broaddrick, our Chief Financial Officer. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties and developing and executing financing strategies. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any management personnel. Our success will be dependent on our ability to continue to retain and utilize skilled technical personnel.

Risks Relating to Our Common Stock and this Offering

We have no plans to pay dividends on our Common Stock. Stockholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect Common Stockholders.

Under our Articles of Incorporation, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our board of directors, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If the board causes shares of preferred stock to be issued, the rights of the holders of our Common Stock could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of Common Stock at a discount to the market price of the Common Stock which could negatively affect the market for our Common Stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the Common Stock holders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

Provisions under Nevada law could delay or prevent a change in control of Ring, which could adversely affect the price of our Common Stock.

In addition to the ability of the board of directors to issue preferred stock, the existence of some provisions under Nevada law could delay or prevent a change in control of Ring, which could adversely affect the price of our Common Stock. Nevada law imposes some restrictions on mergers and other business combinations between us and any holder of 10% or more of our outstanding Common Stock.

The price of our Common Stock may fluctuate significantly, which could negatively affect us and holders of our Common Stock.

The trading price of our Common Stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our Common Stock could decrease, perhaps significantly. Other factors that may affect the market price of our Common Stock include:

•

actual or anticipated fluctuations in our quarterly results of operations;

•

liquidity;

•

sales of Common Stock by our stockholders;

•

changes in oil and natural gas prices;

•

changes in our cash flow from operations or earnings estimates;

•

publication of research reports about us or the oil and natural gas exploration and production industry generally;

•

competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;

•

increases in market interest rates which may increase our cost of capital;

•

changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•

changes in market valuations of similar companies;

•

adverse market reaction to any indebtedness we may incur in the future;

•

additions or departures of key management personnel;

•

actions by our stockholders;

•

commencement of or involvement in litigation;

•

news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

•

speculation in the press or investment community regarding our business;

•

political conditions in oil and natural gas producing regions;

•

general market and economic conditions; and

•

domestic and international economic, legal and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets.  Market fluctuations and broad market, economic and industry factors may negatively affect the price of our Common Stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our Common Stock could also negatively affect our ability to make acquisitions using Common Stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our Common Stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock, including preferred stock, options or warrants. The issuance of additional Common Stock may dilute the ownership of our current stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Forward-looking statements also involve risks and uncertainties. Many of these risks and uncertainties are beyond our ability to control or predict and could cause results to differ materially from the results discussed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following:

•

our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop and produce our oil and natural gas properties;

•

declines or volatility in the prices we receive for our oil and natural gas;

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

•

risks associated with drilling, including completion risks, cost overruns and the drilling of non-economic wells or dry holes;

•

uncertainties associated with estimates of proved oil and natural gas reserves;

•

the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•

risks and liabilities associated with acquired companies and properties;

•

risks related to integration of acquired companies and properties;

•

potential defects in title to our properties;

•

cost and availability of drilling rigs, equipment, supplies, personnel and oilfield services;

•

geological concentration of our reserves;

•

environmental or other governmental regulations, including legislation of hydraulic fracture stimulation;

•

our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

•

exploration and development risks;

•

management’s ability to execute our plans to meet our goals;

•

our ability to retain key members of our management team;

•

weather conditions;

•

actions or inactions of third-party operators of our properties;

•

costs and liabilities associated with environmental, health and safety laws;

•

our ability to find and retain highly skilled personnel;

•

operating hazards attendant to the oil and natural gas business;

•

competition in the oil and natural gas industry; and

•

the other factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date of this prospectus. All such forward-looking statements and any subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements.

USE OF PROCEEDS

The proceeds from the sale of the Resale Shares that may be offered pursuant to this prospectus will be received directly by the Selling Stockholders.  Ring will not receive any proceeds from the sale of the Resale Shares.

DILUTION

The shares of Common Stock to be sold by the Selling Stockholders pursuant to this prospectus are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of this offering.

SELLING STOCKHOLDERS

The Selling Stockholders are offering for possible resale 1,534,204 shares of our Common Stock in this prospectus, which comprises the Resale Shares.

Certain of the Selling Stockholders may be deemed affiliates of the Company.  The Selling Stockholders entered into the Subscription Agreements, which were entered into at the time of the Private Placements.  See “Description of Capital Stock –Subscription Agreements” for a description of the terms of the Subscription Agreements.

The Resale Shares are being registered to permit public sales of such Resale Shares.  The Selling Stockholders may offer the Resale Shares for resale from time to time pursuant to this prospectus.  The Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their Resale Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional Selling Stockholders in amendments to this prospectus.

The following tables set forth information, as of October 30, 2014, with respect to the Resale Shares owned by each Selling Stockholder and the number of Resale Shares that may be offered pursuant to this prospectus.  The first table includes the Selling Stockholders who acquired their shares of Common Stock in the June 2013 Private Placement.  The second table includes the Selling Stockholders who acquired their shares of Common Stock in the June 2014 Private Placement.

Unless otherwise indicated below, to our knowledge, each Selling Stockholder named in the tables has sole voting and investment power with respect to the shares of Common Stock beneficially owned by it.  See “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the beneficial ownership of the Selling Stockholders in securities in the Company.  As used in this prospectus, the term “Selling Stockholders” has the meaning set forth in the “Plan of Distribution” section of this prospectus. The information is based on information provided by or on behalf of the Selling Stockholders.

We do not know when or in what amounts any Selling Stockholder may offer the Resale Shares for sale.  Because (i) the Selling Stockholders may offer all or some of the Resale Shares pursuant to this offering, (ii) there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, (iii) the Selling Stockholders may acquire additional shares from us or in the open market in the future, no definitive estimate as to the number of shares that will be held by each Selling Stockholder after the offering can be provided.  The column captioned “Shares Beneficially Owner After the Offering” in the following tables have been prepared on the assumption that all Resale Shares offered under this prospectus will be sold to parties unaffiliated with the Selling Stockholders, even though the Resale Shares will continue to be owned by the Selling Stockholders after the offering until they are actually sold.

June 2013 Private Placement

	Shares Beneficially Owned Prior to the Offering for Resale (1)		Shares Offered for Resale (2)	Shares Beneficially Owned After the Offering (3)
Selling Stockholder	Number	Percent of Class (4)		Number	Percent of Class (4)
Robert E. Myers	10,000	*	5,000	5,000	*
Joe T. Shepperd	4,546	*	4,546	-	*
NEI, Inc., Restated Defined Contribution IRA (5)	5,000	*	5,000	-	*
Payman Mannani	5.500	*	5,000	500	*
Janice D. Bowen	5,000	*	5,000	-	*
Robert L. Parrish (6)	31,000	*	30,000	1,000	*
Fred Emich III	13,800	*	13,800	-	*
Diamond DGT Trust, FBO: S. Rene' Pipes (7)	16,000	*	16,000	-	*
Richard Carney	4,546	*	4,546	-	*
Phillip Green and Marjorie Green JTWROS	4,546	*	4,546	-	*

Jan Haukos	36,000	*	36,000	-	*
Stephen Lockwood Sauder Rev Trust, Stephen Lockwood Sauder, Trustee, UAD Mar 1, 1976 (8)	15,000	*	15,000	-	*
Robert Bearman	5,000	*	5,000	-	*
Rocky E Jones	6,750	*	5,000	1,750	*
Clyde L. Bell Family Liv Rev Trust dated 08/24/99 FBO: Brandon L Bell (9)	4,600	*	4,600	-	*
Clyde L. Bell Family Liv Rev Trust dated 08/24/99 FBO: Mark D Bell II (9)	4,600	*	4,600	-	*
Paul A Kolpak	5,000	*	5,000	-	*
IWR Partners, LLC (10)	112,000	*	112,000	-	*
Gregory D Davis	4,546	*	4,546	-	*
Douglas Campbell, Jr.	20,000	*	20,000	-	*
Compound Properties, LLC (11)	37,000	*	37,000	-	*
Jules Investments LLC (12)	125,134	*	54,545	70,589	*
Southwest Securities, Inc. FBO: Olga Tatarko, SEP IRA (13)	9,100	*	9,100	-	*
Brian Eliot Peierls	19,400	*	19,400	-	*
E Jeffrey Peierls	22,045	*	22,045	-	*
David A Cloud	9,100	*	9,100	-	*
James E Lewis	10,000	*	10,000	-	*
Barbara L & James C Kellogg	4,550	*	4,550	-	*
Christopher Pusey	5,000	*	5,000	-	*
Alan L Talesnick	10,000	*	10,000	-	*
Lorie Karnath	5,000	*	5,000	-	*
Albert W Karnath	9,000	*	9,000	-	*
Southwest Securities, Inc. FBO: Sharon L Pitkin Retirement Trust (14)	18,000	*	18,000	-	*
Mark Henry Levy	5,000	*	5,000	-	*
William & Cheryl Hughes Fam Trust UAD Dec 17, 1997 (15)	45,000	*	45,000	-	*
Southwest Securities, Inc. FBO: Ward Hewitt, IRA (16)	5,000	*	5,000	-	*
Southwest Securities, Inc. FBO: Darlene Hewitt, IRA (17)	5,000	*	5,000	-	*
Kelly W Hoffman (18)	207,546	*	7,546	200,000	*
Daniel D Wilson (19)	175,000	*	10,000	165,000	*
McCabe Family Trust, Stanley McCabe, Trustee (20) (21)	2,311,502	9%	545,000	1,766,502	7%
Delaware Charter Guarantee & Trust FBO: Alan Kurus, IRA (22)	15,000	*	15,000	-	*
B A Street	7,000	*	7,000	-	*

Lucy Loomis	5,000	*	5,000	-	*
Richard Pennington & Mary Pennington JTWROS	5,000	*	5,000	-	*
Southwest Securities, Inc. FBO: Janice Dunn Bowen, IRA (23)	5,000	*	5,000	-	*
James J Byerlotzer	4,600	*	4,600	-	*
Robert J Thys	5,000	*	5,000	-	*
James David Douglas	4,600	*	4,600	-	*
George H Fancher	9,200	*	9,200	-	*

(1)

Shares beneficially owned by the Selling Stockholder prior to this offer to resale, including those beneficially owned by Selling Stockholder prior to the June 2014 Private Placement.

(2)

Resale Shares offered in this prospectus.

(3)

Shares beneficially owned by the Selling Stockholder assuming the Resale Shares are sold by the Selling Stockholders.

(4)

Applicable percentage ownership is based on 25,725,001 shares of Common Stock outstanding as of October 30, 2014, and on Common Stock owned by the Selling Stockholder including Common Stock owned by the Selling Stockholder that is exercisable for or convertible into shares of common stock within 60 days of October 30, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying securities that are currently exercisable or convertible or exercisable or convertible within 60 days of October 30, 2014 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(5)

Tom LaBissoniere, as Trustee, has voting and dispositive powers over these securities.

(6)

Robert L. Parrish is an affiliate of Neidiger Tucker Bruner, Inc., a broker dealer.

(7)

S. René Pipes, as Trustee, has voting and dispositive powers over these securities.

(8)

Stephen Lockwood Sauder, as Trustee, has voting and dispositive powers over these securities.

(9)

Stanley Ereckson Jr., as Trustee, has voting and dispositive powers over these securities.

(10)

Jerry Bromberg, as Managing Director, has voting and dispositive powers over these securities.

(11)

F. Andrews Grooms, as Manager, has voting and dispositive powers over these securities.

(12)

Ron Arvine, as Manager, has voting and dispositive powers over these securities.

(13)

Olga Tatarko, as Beneficial Owner, has voting and dispositive powers over these securities.

(14)

Kimberly L. Lawrenz, Trustee, has voting and dispositive powers over these securities.

(15)

William F. Hughes, as Trustee, has voting and dispositive powers over these securities.

(16)

Ward Hewitt, as Beneficial Owner, has voting and dispositive powers over these securities.

(17)

Darlene Hewitt, as Beneficial Owner, has voting and dispositive powers over these securities.

(18)

Kelly W. Hoffman is Chief Executive Officer of Ring Energy, Inc. and the ownership reflected includes 200,000 in currently exercisable options for common stock.

(19)

Daniel D. Wilson is Senior Vice President of Ring Energy, Inc. and the ownership reflected includes 60,000 in currently exercisable options for common stock.

(20)

Stanley McCabe, as Trustee, has voting and dispositive powers over these securities.

(21)

Stanley McCabe is a director of Ring Energy, Inc. and the ownership reflected includes 40,000 currently exercisable options for common stock.

(22)

Alan Kurus, as Beneficial Owner, has voting and dispositive powers over these securities.

(23)

Janice D. Brown, as Beneficial Owner, has voting and dispositive powers over these securities.

* Represents beneficial ownership of less than 1%.

June 2014 Private Placement

	Shares Beneficially Owned Prior to the Offering for Resale (1)		Shares Offered for Resale (2)	Shares Beneficially Owned After the Offering (3)
Selling Stockholder	Number	Percent of Class (4)		Number	Percent of Class (4)
GLG European Long-Short Master Fund Ltd.(5)	46,709	*	46,709	-	*
GLG Investments VI plc: sub-fund GLG European Equity Alternative(5)	87,281	*	87,281	-	*
GLG Investments Umbrella QIF plc: sub-fund ELS Master QIF(5)	95,823	*	95,823	-	*
GLG European Long-Short Fund (5)	61,721	*	61,721	-	*
GLG Global Long-Short Fund (5)	5,439	*	5,439	-	*
GLG Investments VI plc: sub-fund GLG Global Equity Alternative (5)	36,361	*	36,361	-	*

* Represents beneficial ownership of less than 1%

(1)

Shares beneficially owned by the Selling Stockholder prior to this offer to resale, including those beneficially owned by Selling Stockholder prior to the June 2014 Private Placement.

(2)

Resale Shares offered in this prospectus.

(3)

Shares beneficially owned by the Selling Stockholder assuming the Resale Shares are sold by the Selling Stockholders.

(4)

Applicable percentage ownership is based on 25,725,001 shares of Common Stock outstanding as of October 30, 2014, and on Common Stock owned by the Selling Stockholder including Common Stock owned by the Selling Stockholder that is exercisable for or convertible into shares of common stock within 60 days of October 30, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying securities that are currently exercisable or convertible or exercisable or convertible within 60 days of October 30, 2014 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(5)

Chris Padden has voting and dispositive powers over these securities.

PLAN OF DISTRIBUTION

We are registering the Resale Shares held by Selling Stockholders.  As used in this prospectus, the term “Selling Stockholders” includes the named Selling Stockholders and any donees, pledgees, transferees or other successors-in-interest selling shares received from a named Selling Stockholder as a gift, distribution, foreclosure on a pledge, or other non-sale related transfer after the date of this prospectus.  The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale.  Sales may be made on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale.  Each Selling Stockholder reserves the right, together with its agents from time to time, to accept or reject, in whole or in part, any proposed purchase of the shares of Common Stock for any reason, including if they deem the purchase price to be unsatisfactory at any particular time.

In addition, the Selling Stockholders may sell the Resale Shares from time to time by one or more of the following methods permitted pursuant to applicable law, without limitation:

•

block trades (which may involve crosses) in which a broker or dealer will be engaged to attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

direct sales to purchasers;

•

purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•

ordinary brokerage transactions and transactions in which the broker solicits purchases;

•

privately negotiated transactions;

•

bidding or auction process;

•

closing out of short sales;

•

transactions in which the broker solicits purchasers;

•

satisfying delivery obligations relating to the writing of options on the shares of Common Stock, whether or not the options are listed on an options exchange;

•

one or more underwritten offerings on a firm commitment or best efforts basis;

•

any combination of any of these methods; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices.  The Selling Stockholders may effect these transactions by selling the Resale Shares to market-makers acting as principals or through brokers-dealers or agents, and these persons may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the securities for whom such persons may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  Market makers and block purchasers purchasing the Common Stock will do so for their own account and at their own risk.  It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The shares may be sold according to any one or more of the methods described above.  In addition, subject to compliance with applicable law and Company policy, the Selling Stockholder may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus.  In some circumstances, for example, the Selling Stockholder may write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares.  These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.  A Selling Stockholder or his successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with a Selling Stockholder.  The Selling Stockholder may offer and sell the shares under any other method permitted by applicable law.

If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of Common Stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, disclosing the material terms and conditions of these arrangements.

The Selling Stockholders may from time to time deliver all or a portion of the shares offered hereby to cover a short sale or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

The SEC may deem a Selling Stockholder and any broker-dealers or agents who participate in the distribution of Common Stock to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  As a result, the SEC may deem any discounts and commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock by the Selling Stockholder to be underwriting discounts or commissions under the Securities Act. Because a Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, a Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act and also may be subject to liabilities under the securities laws, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  Unless otherwise indicated in the section “Selling Stockholders”, to our knowledge, no Selling Stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer, and there are currently no plans, arrangements or understandings between any Selling Stockholder and any broker-dealer, underwriter or agent regarding the sale of the Common Stock.

In order to comply with the applicable securities laws of particular states, if applicable, the Resale Shares will be sold in the jurisdictions only through registered or licensed brokers or dealers.

In addition, if applicable, in particular states the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each Selling Stockholder and any person participating in the distribution of Common Stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our Common Stock by any such person.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Common Stock to engage in market-making activities with respect to our Common Stock.  We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.  These restrictions may affect the marketability of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to our Common Stock.

To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution or to disclose additional information with respect to any sale or other distribution of the shares.

The Selling Stockholder may also sell its shares in accordance with Rule 144 under the Securities Act, to the extent available, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

We will pay for all costs of the Selling Stockholders of this registration, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; except that the selling holders will pay all brokerage commissions, underwriting discounts and selling expenses, if any.

We have agreed to indemnify the Selling Stockholders against particular liabilities, including liabilities under the Securities Act, incurred in connection with the offering of the Resale Shares.  We and the Selling Stockholders may agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the Resale Shares against certain liabilities, including liabilities arising under the Securities Act.

Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 150,000,000 shares of Common Stock, par value $0.001 per share.  As of October 30, 2014, there were 25,725,001 shares of our Common Stock issued and outstanding and no shares of preferred stock outstanding. All outstanding shares of Common Stock are fully paid and nonassessable.

Overview

Voting Rights

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except as matters that relate only to a series of our preferred stock. Holders of Common Stock do not have cumulative voting rights.

Each outstanding share of voting capital stock of the Company shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders, except as otherwise provided in the Articles of Incorporation of the Company.  Except as otherwise provided by the general corporation laws of the State of Nevada, the Articles of Incorporation of the Company or the Bylaws of the Company, if a quorum is present:  (a) directors shall be elected by a plurality of the votes of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors; and (b) action on any matter other than the election of directors shall be approved if the votes cast by the holders of shares represented at the meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing such action.

Our board of directors is elected annually at the meeting of our stockholders.  Each director holds office until the next annual meeting of our stockholders at which his term expires and until his successor is elected and qualified, or until his earlier death, resignation or removal.

Any action that the stockholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed and dated, before or after such action, by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The consent shall be delivered to us for inclusion in the minutes or filing with the corporate records. We will give notice of any action so taken within ten (10) days of the date of such action to those stockholders entitled to vote thereon who did not give their written consent and to those stockholders not entitled to vote thereon.

According to the Company’s Articles of Incorporation, the authority to adopt, amend or repeal bylaws is reserved exclusively to the Board of Directors.

Liquidation

In the event of a liquidation, dissolution or winding up, each outstanding share of Common Stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for any class of stock, if any, having preference over the Common Stock.

Dividend Rights

The board of directors may from time to time declare, and we may pay, dividends on our outstanding shares in the manner and upon the terms and conditions provided by the general corporation laws of the State of Nevada.

We have not declared or paid any cash dividends on our Common Stock during the last three years. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Redemption

Our Common Stock is not redeemable.

Conversion Rights

Our Common Stock is not convertible.

Preemptive Rights

Holders of our Common Stock do not have preemptive rights.

Other Provisions

The Common Stock offered by this prospectus has been duly and validly authorized by the Company, duly and validly issued, and is fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for our Common Stock is Standard Registrar and Transfer Company. Its address is 12528 South 1840 East, Draper, Utah 84020, and its telephone number is (801) 571-8844.

Listing

Our Common Stock is listed on the NYSE MKT under the symbol “REI”.  Prior to September 1, 2013, our Common Stock was quoted on the OTCQB and the OTC Bulletin Board under the trading symbol “RNGE”.

This section is a summary and may not describe every aspect of our Common Stock that may be important to you. We urge you to read applicable Nevada law, our articles of incorporation and bylaws, as amended, because they, and not this description, define your rights as a holder our Common Stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Anti-Takeover Provisions of Our Charter Documents and Bylaws

Sections 78.378 to 78.3793 of the Nevada Revised Statutes (“NRS”) contain provisions that may prevent any person acquiring a controlling interest in a Nevada company from exercising voting rights. Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in a company’s common shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested stockholders at a special stockholders' meeting held upon the request and at the expense of the acquiring person. We have expressly opted-out of, or elect not to be governed by, the “Acquisition of Controlling Interest” provisions contained in NRS Sections 78.378 through 78.3793, inclusive, or any successor statutes.

Board Vacancies are Generally Filled by Remaining Directors and Not Stockholders

Our bylaws provide that any vacancies on the board of directors may be filled by the vote of the majority of the remaining directors, although less than a quorum.  Notwithstanding the immediately preceding sentence, the board of directors may by resolution determine that any such vacancies or newly created directorships shall be filled by our stockholders representing at least one-third (1/3) of the issued and outstanding shares of our capital stock that would be entitled to vote at a meeting of stockholders.

Stockholder Meetings

The bylaws provide that a special meeting of stockholders, other than those required by Nevada law, may be called only by the chairperson of the board of directors or our chief executive officer.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could make it more difficult or prevent a change of control of our company or the removal of our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Subscription Agreements

In connection with the Private Placements, the Company entered into subscription agreements (the “Subscription Agreements”) with each of the Selling Stockholders. Pursuant to the Subscription Agreements, the Selling Stockholders are entitled to certain registration rights, subject to certain limitations, with respect to Resale Shares.  The Company will bear the expenses incurred in connection with the filing of any such registration statement, including all reasonable expenses incurred in performing its obligations under the Subscription Agreements.

LEGAL MATTERS

Burleson LLP has provided its opinion on the validity of the Common Stock offered by this prospectus.

EXPERTS

Independent Accountants

Eide Bailly LLP, our independent registered public accounting firm, has audited our balance sheet as of December 31, 2013, and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for the year then ended.  We have incorporated by reference our financial statements in this prospectus and elsewhere in the registration statement of which this prospectus is a part in reliance on Eide Bailly LLP’s report, given on their authority as experts in accounting and auditing.

Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, has audited our balance sheet as of December 31, 2012, and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for the year then ended.  We have incorporated by reference our financial statements in this prospectus and elsewhere in the registration statement of which this prospectus is a part in reliance on Hansen, Barnett & Maxwell, P.C.’s report, given on their authority as experts in accounting and auditing.

Petroleum Engineers

The information regarding estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates included in this prospectus, prepared by independent third party engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. The information incorporated by reference into this prospectus, including the estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows therefrom, is based upon estimates of such reserves and present values as of December 31, 2013, prepared by or derived from the “Evaluation Summary” dated March 7, 2014, prepared by Cawley, Gillespie & Associates, Inc.  All such information incorporated by reference herein has been included in reliance on the authority of said firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and in accordance therewith, file reports and other information with the SEC. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the SEC’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for more information on the public reference rooms.  The SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

We have filed with the SEC the Registration Statements of which this prospectus constitutes a part, under the Securities Act.  For further information pertaining to us, reference is made to the Registration Statements.  Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.  Copies of the Registration Statements are on file at the offices of the SEC and may be inspected without charge at the offices of the SEC, the addresses of which is set forth above, and copies may be obtained from the SEC at prescribed rates.  The Registration Statements have been filed electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s web site (www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The information in documents incorporated by reference is considered to be part of this prospectus.  The SEC file number for the documents incorporated by reference in this prospectus is 001-36057.

The following documents previously filed by us with the SEC are incorporated by reference in this prospectus:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 20, 2014;

•

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, filed with the SEC on May 8, 2014 and August 8, 2014, respectively; and

•

Current Reports on Form 8-K filed with the SEC on February 7, 2014, March 3, 2014, June 20, 2014, and July 3, 2014.

All future documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01) before the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement.  Any statement so modified or superseded will not be deemed, except as so modified or supersede, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus.  You should direct requests for documents to us at the following address: Ring Energy, Inc., 6555 S. Lewis Ave., Suite 200, Tulsa, Oklahoma 74136, Attention: William R. Broaddrick, or by telephone number at (918) 499-3880.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
OF SECURITIES ACT LIABILITIES

Our Bylaws provide that we may indemnify our officers, directors, employees or agents. The general effect of the foregoing is to indemnify such persons from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RING ENERGY, INC.

1,534,204 shares of Common Stock

PROSPECTUS

November __ , 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions.

SEC Registration Fee	$4,696	*
Printing costs	0
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Transfer agent fees	0
Miscellaneous	0

Total	$64,696

All of the above expenses are estimates (except for the SEC registration fee).  All of the above expenses will be borne by the Company.

*  Previously paid. See Explanatory Note following cover page of this Post-Effective Amendment No. 1 to Form S-1 on Form S-3.

Item 15. Indemnification of Directors and Officers.

Under the provisions of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Act”), the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer, if the director or officer is successful in the defense of such proceedings. Section 78.7502 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful, and in either event, provided the director is not liable for a breach of the duties set out in Section 78.138 of the Nevada Act. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

The Registrant’s Articles of Incorporation and By-Laws provide for indemnification of directors and officers of the Registrant to the full extent permitted by applicable law. Under the provisions of the Registrant’s By-laws, the Registrant is required to indemnify officers or directors (while the current provisions of Section 78.7502 of the Nevada Act provide for “permissive” indemnification. Except with respect to stockholder derivative actions, the By-law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In accordance with the Nevada Act, the Registrant’s Articles of Incorporation contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the Registrant or its stockholders, for monetary damages except (i) for acts or omissions not in good faith or which involve intentional or reckless misconduct or a knowing violation of law, and (ii) under Section 78.300 of the Nevada Act providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty including any such actions involving gross negligence.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here-with
2.1	Stock for Stock Exchange Agreement dated May 3, 2012	8-K	000-53920	2.1	7/5/2012
2.2	Merger Agreement dated November 7, 2012	8-K	000-53920	2.1	11/26/2012
3.1	Articles of Incorporation (as amended February 6, 2013)	10-K	000-53920	3.1	4/1/2013
3.2	Current Bylaws	8-K	000-53920	3.2	1/24/2013
4.1	Form of Subscription Agreement	10-Q	001-36057	4.1	11/7/2013
4.2	Form of Subscription Agreement	8-K	001-36057	4.1	6/20/2014
5.1*	Opinion of Burleson LLP
10.1	Letter Agreement with Patriot Royalty & Land, LLC entered into on March 1, 2012	10-K	000-53920	10.1	3/20/2012
10.2	Ring Energy Inc. Long Term Incentive Plan, as Amended	8-K	000-53920	99.3	1/24/2013
10.3	Form of Option Grant for Long-Term Incentive Plan	10-Q	000-53920	10.2	8/14/2012
10.4	Stanford Energy Promissory Note dated March 28, 2012	8-K	000-53920	99.1	4/3/2012
10.5	Stanford Energy Promissory Note dated May 15, 2012	8-K	000-53920	99.1	5/17/2012
10.6	Revolver Loan Agreement with the F&M Bank &Trust Company Dated May 12, 2011	10-Q	000-53920	10.3	8/14/2012
10.7	First Amendment dated May 12, 2012, to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	000-53920	10.4	8/14/2012
10.8	Second Amendment to Loan Agreement with F&M Bank & Trust Company	8-K	000-53920	99.1	1/24/2013
10.9	Executive Committee Charter	10-K	000-53920	3.1	4/1/2013
10.1	Audit Committee Charter	10-K	000-53920	3.1	4/1/2013
10.11	Compensation Committee Charter	10-K	000-53920	3.1	4/1/2013
10.12	Nominating and Corporate Governance Committee Charter	10-K	000-53920	3.1	4/1/2013
10.13	Development Agreement	8-K	001-36057	10.1	10/18/2013
10.14	Third Amendment to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.2	11/7/2013
10.15	Fourth Amendment to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.2	11/7/2013
10.16	Purchase and Sale Agreement, dated February 4, 2014, between Ring Energy, Inc. and Raw Oil & Gas, Inc., JDH Raw LC, and Smith Energy Company.	8-K	001-36057	10.1	2/7/2014
10.17	First Amendment to First Amended and Restated Revolver Loan Agreement dated May 1, 2014, with Prosperity Bank, successor by merger to The F&M Bank & Trust Company	10-Q	001-36057	10.17	5/8/2014
10.18	Credit Agreement, dated as of July 1, 2014, by and among Ring Energy, Inc., the several banks and other financial institutions and lenders from time to time party thereto, and SunTrust Bank, as administrative agent for the lenders and as issuing bank.	8-K	001-36057	10.1	7/3/2014
16.1	Letter dated 9/4/13, from Hansen, Barnett & Maxwell, P.C.	8-K	000-53920	99.1	9/5/2013
23.1	Consent of Eide Bailly LLP					X
23.2	Consent of Hansen, Barnett & Maxwell, P.C.					X
23.3	Consent of Cawley, Gillespie & Associates, Inc.					X
23.4*	Consent of Burleson (included in Exhibit 5.1)
99.1	Reserve Report of Cawley, Gillespie & Associates, Inc.	10-K	001-36057	99.1	3/20/2014

*Previously filed.

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post–effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(C)

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Glossary of Oil and Natural Gas Terms

The terms defined in this section are used throughout this prospectus:

“Bbl” —One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or NGLs.

“Boe” —Barrels of oil equivalent, with 6,000 cubic feet of natural gas being equivalent to one barrel of oil.

“Boe/d” —Barrels of oil equivalent per day.

“Completion” —The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate” —Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

“Developed acreage” —The number of acres that are allocated or assignable to productive wells or wells capable of production.

“Developed reserves” —Reserves of any category that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor when compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“Development well” —A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

“Dry hole” —A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production do not exceed production expenses and taxes.

“Economically producible” —A resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

“Exploratory well” —A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

“Field” —An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition.

“Formation” —A layer of rock which has distinct characteristics that differ from nearby rock.

“Gross acres or gross wells” —The total acres or well, as the case may be, in which a working interest is owned.

“Horizontal drilling” —A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Mcf” —One thousand cubic feet of natural gas.

“Net acres or net wells” —The sum of the fractional working interest owned in gross acres or gross wells. An owner who has 50% interest in 100 acres owns 50 net acres.

“Net revenue interest” —An owner's interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.

“Productive well” —A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

A-1

“Prospect” —A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is considered to have potential for the discovery of commercial hydrocarbons.

“Proved developed non-producing” or “PDNP” —Proved oil and natural gas reserves that are developed behind pipe or shut-in or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion prior to the start of production. The hydrocarbons are classified as proved but non-producing reserves.

“Proved developed reserves”—Proved reserves that can be expected to be recovered through existing wells and facilities and by existing operating methods.

“Proved reserves” —Reserves of oil and natural gas that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data.

“Proved undeveloped reserves (PUD)” —Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

“PV-10” When used with respect to natural gas and oil reserves, PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production, future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC. PV-10 is not a financial measure calculated in accordance with generally accepted accounting principles, or GAAP, and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor standardized measure represents an estimate of the fair market value of our natural gas and oil properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

“Reserves” —Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible as of a given date by application of development projects to known accumulations.

“Reservoir” —A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“Spacing” —The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Standardized measure of discounted future net cash flows” —The present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the regulations of the Securities and Exchange Commission, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses or depreciation, depletion and amortization; discounted using an annual discount rate of 10%.

“Undeveloped acreage” —Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether such acreage contains proved reserves.

“Working interest” —The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals and receive a share of the production. The working interest owners bear the exploration, development, and operating costs of the property.

A-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment no. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Midland, state of Texas, on November 5, 2014.

Ring Energy, Inc.

By: /s/ Kelly Hoffman
Mr. Kelly Hoffman
Chief Executive Officer and Director

Date: November 5, 2014

By: /s/ William R. Broaddrick
Mr. William R. Broaddrick
Chief Financial Officer

Date: November 5, 2014

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Kelly Hoffman	By: /s/ William R. Broaddrick
Mr. Kelly Hoffman	Mr. William R. Broaddrick
Chief Executive Officer and Director (Principal Executive Officer)	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: November 5, 2014	Date: November 5, 2014

/s/ Lloyd T. Rochford	/s/ Anthony B. Petrelli
Mr. Lloyd T. Rochford	Mr. Anthony B. Petrelli
Chairman of the Board and Director	Director

Date: November 5, 2014	Date: November 5, 2014

/s/ Stanley McCabe	/s/ David A. Fowler
Mr. Stanley McCabe	Mr. David A. Fowler
Director	President and Director

Date: November 5, 2014	Date: November 5, 2014

/s/ Clayton E. Woodrum
Mr. Clayton E. Woodrum
Director

Date: November 5, 2014

Signature Page